EXHIBIT 99.1
WD-40 Company Reports First Quarter 2024 Financial Results
~ Global net sales grew 12 percent in the first quarter compared to the prior year fiscal quarter ~
~ Management reiterates fiscal year 2024 guidance ~

SAN DIEGO — January 9, 2024 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its first fiscal quarter ended November 30, 2023.
First Quarter Highlights and Summary:
•Total net sales for the first quarter were $140.4 million, an increase of 12 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales for the current quarter. On a non-GAAP constant currency basis, total net sales in the first quarter would have increased 9 percent to $136.5 million compared to the prior year fiscal quarter.
•Gross margin was 53.8 percent compared to 51.4 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were up 10 percent to $44.1 million compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were up 31 percent to $7.0 million compared to the prior year fiscal quarter.
•Net income for the first quarter was $17.5 million, an increase of 25 percent from the prior year fiscal quarter.
•Diluted earnings per share were $1.28 compared to $1.02 for the prior year fiscal quarter.

“We have started fiscal year 2024 firing on all cylinders, with significant volume-related sales growth across all three trade blocs,” said Steve Brass, WD-40 Company’s president and chief executive officer. “On a constant currency basis, global net sales were up 9 percent in the first quarter which is in line with both our fiscal 2024 guidance and our long-term growth projections. We are also pleased that gross margin improved 240 basis points over the prior year representing the highest level since the second quarter of fiscal year 2021. Overall, we are incredibly pleased with our solid first quarter performance and it provides us confidence that we will achieve our 2024 financial goals,” concluded Brass.

Net Sales by Segment (in thousands):

	Three Months Ended November 30,
	2023	2022	Dollars	Change
Americas (1)	$64,075	$58,014	$6,061	10%
EIMEA (2)	48,754	40,772	7,982	20%
Asia-Pacific (3)	27,587	26,107	1,480	6%
Total	$140,416	$124,893	$15,523	12%
First Quarter Highlights by Segment:
Americas
•The Americas segment represented 45 percent of total net sales in the first quarter.
•Net sales in the Americas increased 10 percent in the first quarter compared to the prior year fiscal quarter due primarily to an increase in net sales of WD-40® Multi-Use Product. WD-40® Multi-Use

Product sales increased $5.4 million, or 12 percent, primarily due to increases in the U.S. and Latin America of $2.5 million and $2.4 million, or 8 percent and 29 percent, respectively.
•The increase of sales in the U.S. was due to higher volume linked to successful promotional programs. In Latin America, sales in the first quarter of fiscal year 2024 were favorably impacted by higher volume as well as the timing of customer orders.
EIMEA
•The EIMEA segment represented 35 percent of total net sales in the first quarter.
•Net sales in EIMEA increased 20 percent in the first quarter compared to the prior year fiscal quarter due primarily to an increase in net sales of WD-40® Multi-Use Product. WD-40® Multi-Use Product sales increased most significantly in France, the Middle East, and the DACH(4) region and were up $1.9 million, $1.6 million, and $1.5 million, respectively. These increases were partially offset by a decrease in India of $0.9 million.
•The increase of sales in EIMEA was primarily due to higher sales volume and the impact of price increases implemented in the first quarter of fiscal year 2023, which resulted in reduced demand in the comparative period. In addition, sales were favorably impacted by changes in foreign currency exchanges rates.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on sales in EIMEA for the current quarter. On a non-GAAP constant currency basis, net sales in EIMEA would have been $45.1 million for the first quarter.
Asia-Pacific
•The Asia-Pacific segment represented 20 percent of total net sales in the first quarter.
•Net sales in Asia-Pacific increased 6 percent in the first quarter compared to the prior year fiscal quarter due primarily to higher sales of WD-40® Multi-Use Product. WD-40® Multi-Use Product sales increased $0.9 million, or 4 percent, primarily due to increases in China and the Asia distributor markets which increased 8 percent and 4 percent, respectively.
•The increase of sales in China was primarily due to successful promotional programs and marketing activities that increased sales volume. In the Asia distributor markets, sales in the first quarter of fiscal year 2024 were favorably impacted by price increases from period to period and successful promotional programs in certain regions.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on sales in Asia-Pacific for the current quarter. On a non-GAAP constant currency basis, net sales in Asia-Pacific would have been $28.0 million for the first quarter.
Net Sales by Product Group (in thousands):

	Three Months Ended November 30,
	2023	2022	Dollars	Change
WD-40 Multi-Use Product	$107,677	$94,587	$13,090	14%
WD-40 Specialist	16,842	15,406	1,436	9%
Other maintenance products (5)	7,626	6,319	1,307	21%
Total maintenance products	132,145	116,312	15,833	14%
HCCP (6)	8,271	8,581	(310)	(4)%
Total	$140,416	$124,893	$15,523	12%
•Net sales of maintenance products, which are considered the primary growth focus for the Company, represented 94 percent of total net sales in the first quarter. Net sales of maintenance products increased 14 percent in the first quarter when compared to the prior year fiscal quarter due primarily to higher sales of WD-40® Multi-Use Product in the United States, Latin America, and Europe.
•Net sales of homecare and cleaning products represented 6 percent of total net sales in the first quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing consistent profit returns to the Company and are becoming a smaller part of the business as net sales of maintenance products grow in alignment with the Company’s Four-by-Four Strategic Framework. The Company is currently conducting a strategic review regarding the future of its homecare and cleaning brands.
Dividend and Share Repurchase Update
•On December 12, 2023, the Company’s board of directors declared a regular quarterly dividend of $0.88 per share, reflecting an increase of 6 percent compared to the previous quarter’s dividend of $0.83, payable on January 31, 2024 to stockholders of record at the close of business on January 19, 2024.
•On June 19, 2023, the Company’s board approved a share repurchase plan that became effective on September 1, 2023. Under the plan, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025.
•During the period from September 1, 2023 through the end of the first quarter, the Company repurchased 11,500 shares at a total cost of $2.4 million under this $50.0 million plan.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

“We’re off to a very solid start in fiscal year 2024 and we are pleased to see sales volumes continue to recover as well as continued improvement in our gross margin,” said Sara Hyzer, WD-40 Company’s vice president, finance and chief financial officer. “However, we know our results can vary from quarter to quarter based on the timing of promotional activities, market mix, and the impacts from a world which is filled with volatility, uncertainty, complexity, and ambiguity. Therefore, we continue to believe our current guidance is our best estimate and so we are reiterating our outlook for fiscal year 2024 today.”

Reiterated Fiscal Year 2024 Guidance
The Company reiterated the following guidance for fiscal year 2024:
•Net sales growth is projected to be between 6 and 12 percent with net sales expected to be between $570 million and $600 million on a non-GAAP constant currency basis.
•Gross margin for the full year is expected to be between 51 and 53 percent.
•Advertising and promotion investments are projected to be between 5 and 6 percent of net sales.
•The provision for income tax is expected to be between 24 and 25 percent.
•Net income is projected to be between $65 million and $70 million.
•Diluted earnings per share is expected to be between $4.78 and $5.15 based on an estimated 13.6 million weighted average shares outstanding.
This guidance is expressed in good faith and is based on management’s current view of anticipated results. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales presented on a non-GAAP constant currency basis use weighted average fiscal year 2023 foreign currency exchange rates.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $537.3 million in fiscal year 2023 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of January 9, 2024. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023 which the Company filed with the SEC on October 23, 2023, and in the Company’s Quarterly Report on Form 10-Q for the period ended November 30, 2023, which the Company expects to file with the SEC on January 9, 2024.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada, and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The DACH region is comprised of the countries of Germany, Austria, and Switzerland.
(5)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(6)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.
(7)In order to show the impact of changes in foreign currency exchange rates on our results of operations, we have included constant currency disclosures, where necessary, in this press release. Constant currency disclosures represent the translation of our current fiscal year revenues, expenses and net income from the functional currencies of our subsidiaries to U.S. dollars using the exchange rates in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP. We use results on a constant currency basis as one of the measures to understand our operating results and evaluate our performance in comparison to prior periods in order to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing our underlying business performance and trends. However, reference to constant currency basis should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	November 30, 2023	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$50,317	$48,143
Trade and other accounts receivable, net	95,118	98,039
Inventories	81,603	86,522
Other current assets	10,619	15,821
Total current assets	237,657	248,525
Property and equipment, net	65,704	66,791
Goodwill	95,513	95,505
Other intangible assets, net	4,419	4,670
Right-of-use assets	11,483	7,820
Deferred tax assets, net	1,194	1,201
Other assets	14,636	13,454
Total assets	$430,606	$437,966

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,432	$30,826
Accrued liabilities	27,787	30,000
Accrued payroll and related expenses	15,785	16,722
Short-term borrowings	24,456	10,800
Income taxes payable	2,360	494
Total current liabilities	98,820	88,842
Long-term borrowings	86,173	109,743
Deferred tax liabilities, net	10,921	10,305
Long-term operating lease liabilities	5,793	5,832
Other long-term liabilities	12,967	13,066
Total liabilities	214,674	227,788

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,911,495 and 19,905,815 shares issued at November 30, 2023 and August 31, 2023, respectively; and 13,557,614 and 13,563,434 shares outstanding at November 30, 2023 and August 31, 2023, respectively	20	20
Additional paid-in capital	173,139	171,546
Retained earnings	483,673	477,488
Accumulated other comprehensive loss	(30,816)	(31,206)
Common stock held in treasury, at cost — 6,353,881 and 6,342,381 shares at November 30, 2023 and August 31, 2023, respectively	(410,084)	(407,670)
Total stockholders’ equity	215,932	210,178
Total liabilities and stockholders’ equity	$430,606	$437,966

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2023	2022

Net sales	$140,416	$124,893
Cost of products sold	64,863	60,638
Gross profit	75,553	64,255

Operating expenses:
Selling, general and administrative	44,135	39,984
Advertising and sales promotion	6,983	5,339
Amortization of definite-lived intangible assets	251	253
Total operating expenses	51,369	45,576

Income from operations	24,184	18,679

Other income (expense):
Interest income	74	44
Interest expense	(1,146)	(1,169)
Other (expense) income, net	(40)	150
Income before income taxes	23,072	17,704
Provision for income taxes	5,590	3,707
Net income	$17,482	$13,997

Earnings per common share:
Basic	$1.28	$1.03
Diluted	$1.28	$1.02

Shares used in per share calculations:
Basic	13,560	13,590
Diluted	13,584	13,609

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Three Months Ended November 30,
	2023	2022
Operating activities:
Net income	$17,482	$13,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,261	1,896
Net (gains) losses on sales and disposals of property and equipment	(58)	122
Deferred income taxes	625	271
Stock-based compensation	2,271	2,719
Unrealized foreign currency exchange losses (gains)	322	(1,481)
Provision for credit losses	42	30
Write-off of inventories	811	65
Changes in assets and liabilities:
Trade and other accounts receivable	2,886	2,847
Inventories	4,042	(14,268)
Other assets	196	4,573
Operating lease assets and liabilities, net	(8)	26
Accounts payable and accrued liabilities	(4,697)	(3,336)
Accrued payroll and related expenses	(998)	2,627
Other long-term liabilities and income taxes payable	1,739	349
Net cash provided by operating activities	26,916	10,437

Investing activities:
Purchases of property and equipment	(786)	(1,458)
Proceeds from sales of property and equipment	115	158
Net cash used in investing activities	(671)	(1,300)

Financing activities:
Treasury stock purchases	(2,414)	(4,072)
Dividends paid	(11,297)	(10,634)
Repayments of long-term senior notes	(400)	(400)
Net (repayments) proceeds from revolving credit facility	(9,713)	3,364
Shares withheld to cover taxes upon conversions of equity awards	(678)	(600)
Net cash used in financing activities	(24,502)	(12,342)
Effect of exchange rate changes on cash and cash equivalents	431	2,244
Net increase (decrease) in cash and cash equivalents	2,174	(961)
Cash and cash equivalents at beginning of period	48,143	37,843
Cash and cash equivalents at end of period	$50,317	$36,882